Exhibit 99.1

Banc of California Appoints Barbara Fallon-Walsh to the

Board of Directors

SANTA ANA, Calif., (September 4, 2018) – Banc of California, Inc. (the “Company”)(NYSE: BANC), today announced that Barbara Fallon-Walsh has been appointed to its Board of Directors (the “Board”) as well as to the Board of Banc of California, N.A. (“Bank”), the Company’s subsidiary bank. The appointment to each of the Boards is effective as of September 1, 2018.

Ms. Fallon-Walsh has over 35 years of experience in banking and financial services, having served as an executive leader and as a board member. She currently serves as a board member for Alliance Bernstein and MONY America as well as the Betterment for Business Advisory Board. Previously, she served as a director of various AXA companies, including AXA Equitable, AXA Financial and Paris-based AXA Investment Managers. During Ms. Fallon-Walsh’s executive career, she served 17 years with The Vanguard Group serving in executive leadership roles including Institutional Retirement Plan Services, High Net Worth Services, Core Investor Services and Institutional Marketing. Prior to joining Vanguard, Ms. Fallon-Walsh spent 16 years with Bank of America and its predecessor Security Pacific Bank, in a number of senior line and staff roles, lastly as an Executive Vice President, Bank of America Retail Bank.

“We are excited to have Ms. Fallon-Walsh join the Board. She brings tremendous experience as both a corporate leader and as a board member,” said Robert Sznewajs, Chairman of the Board for Banc of California. “Her addition to the Board expands on our efforts to bring an experienced perspective and diversity to the Company and its strategic direction.”

Ms. Fallon-Walsh stated, “I am pleased to join the Boards of the Company and Bank and look forward to contributing to the developing successes at Banc of California. The Company has assembled a strong board and executive leadership team and I am eager to assist in further building ‘California’s bank’.”

Ms. Fallon-Walsh is a graduate of Northeastern University with a B.S. in Liberal Arts and Management. She subsequently earned her M.B.A. from Harvard Business School.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and communities. Banc of California operates 34 offices in California.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:

Banc of California, Inc.	Abernathy MacGregor

John A. Bogler, (855) 361-2262	Ian Campbell / James Bourne / Sarah Dhanaphatana, (213) 630-6550 idc@abmac.com / jab@abmac.com / skd@abmac.com

3 MacArthur Place • Santa Ana, CA 92707 • (949) 236-5250 • www.bancofcal.com